Exhibit 99.3

DOMINION GAS HOLDINGS, LLC

Letter to The Depository Trust Company Participants

Offer to Exchange

Up to $400,000,000 of 2013 Series A 1.05% Senior Notes due 2016

that have been registered under the Securities Act of 1933, as amended,

for all outstanding unregistered 2013 Series A 1.05% Senior Notes due 2016

Up to $400,000,000 of 2013 Series B 3.55% Senior Notes due 2023

that have been registered under the Securities Act of 1933, as amended,

for all outstanding unregistered 2013 Series B 3.55% Senior Notes due 2023

Up to $400,000,000 2013 Series C 4.80% Senior Notes due 2043

that have been registered under the Securities Act of 1933, as amended,

for all outstanding unregistered 2013 Series C 4.80% Senior Notes due 2043

The Exchange Offer will expire at 5:00 p.m., New York City time on                  , 2014, unless extended (the “Expiration Date”). Original Notes (defined below) tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To The Depository Trust Company Participants:

We are enclosing a prospectus dated                  , 2014 (the “Prospectus”) of Dominion Gas Holdings, LLC (the “Company”) and the related letter of transmittal. These two documents together constitute the Company’s offer to exchange (the “Exchange Offer”) (i) up to $400,000,000 aggregate principal amount of registered 2013 Series A 1.05% Senior Notes due 2016 (the “Exchange Series A Senior Notes”) for any and all of its $400,000,000 aggregate principal amount of unregistered 2013 Series A 1.05% Senior Notes due 2016 (the “Original Series A Senior Notes”); (ii) up to $400,000,000 aggregate principal amount of registered 2013 Series B 3.55% Senior Notes due 2023 (the “Exchange Series B Senior Notes”) for any and all of its $400,000,000 aggregate principal amount of unregistered 2013 Series B 3.55% Senior Notes due 2023 (the “Original Series B Senior Notes”); and (iii) up to $400,000,000 aggregate principal amount of registered 2013 Series C 4.80% Senior Notes due 2043 (the “Exchange Series C Senior Notes,” and together with the Exchange Series A Senior Notes and Exchange Series B Senior Notes, the “Exchange Notes”) for any and all of its $400,000,000 aggregate principal amount of unregistered 2013 Series C 4.80% Senior Notes due 2043 (the “Original Series C Senior Notes,” and together with the Original Series A Senior Notes and Original Series B Senior Notes, the “Original Notes”). Additionally, we have included a notice of guaranteed delivery and a letter that may be sent to your clients for whose account you hold Original Notes in your name or the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                 , 2014, unless extended.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Pursuant to the letter of transmittal, each holder of Original Notes will represent to the Company that (i) any Exchange Notes received in the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) such person has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (iii) such person is not an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act, and (iv) if such person is a broker dealer, it will receive Exchange Notes for its own account in exchange for Original Notes that it acquired as a result of market-making or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make such a prospectus available to purchasers) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering (or, to the extent permitted by law, making available) such a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed letter to clients contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes under the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

The Exchange Offer is not being made to (nor will the surrender of Original Notes be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

No person has been authorized to give any information with respect to the Exchange Offer, or to make any representation in connection therewith, other than those contained in the Prospectus and the related letter of transmittal. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by the Company.

Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as set forth in the letter of transmittal.

Very truly yours,

DOMINION GAS HOLDINGS, LLC